Exhibit 4.5

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into by and between AVAILENT FINANCIAL, INC. (“Availent”), a Delaware Corporation with its principal place of business located at 2720 Stemmons Tower, South Tower, Suite 600, Dallas, Texas 75207, and BOBBY LUTZ (“Lutz”), an individual whose address is 17300 Dallas Parkway, Suite 3050, Dallas, Texas 75248.

RECITALS:

WHEREAS, Availent desires to borrow funds from Lutz in the amount of Five Hundred Thousand Dollars ($500,000) and,

WHEREAS, pursuant to the terms of this Agreement, Lutz has agreed to lend to Availent the sum of Five Hundred Thousand Dollars ($500,000); and,

WHEREAS, Availent has completed a reverse merger agreement with a publicly traded company, SeaCrest Industries, Inc. (“SeaCrest”), a Delaware Company; and,

WHEREAS, Availent intends to issue additional shares of stock to be registered with the Securities and Exchange Commission (“S.E.C.”) for trading in public markets through filing with the S.E.C. an SB-2 registration.

Now therefore, in consideration of the promises, payments, covenants, representations and warranties hereinafter set forth, the parties hereto agree as follows:

1. LOAN AMOUNT. Pursuant to the terms of this Agreement and satisfaction of the conditions set forth below, Lutz agrees to fund Availent the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) as follows:

a)                                      $250,000 at closing, and

b)                                     $125,000 three (3) business days after Availent’s common stock begins trading, and

c)                                      $125,000 three (3) business days after Availent files an SB-2 registration statement with the S.E.C.

2. CONSIDERATION. In consideration for such loan,

•                  Availent agrees to execute at closing a promissory note (“note”) bearing interest at the rate of fifteen percent (15%) per annum which note shall be due and payable through monthly “interest only” payments in advance, with the first of such payments being due and payable on the date of the promissory note and a payment of “interest only” being due and payable on the first day of each successive month following the date of the note and all principal and accrued and unpaid interest being due and payable in currency of the United States of America on August          , 2003 (“Maturity Date”). All accrued and payable interest shall be calculated on the principle balance of the note outstanding based on a 365 day year in accordance with the funding schedule as further described in Section 1 above. The note shall be prepayable without penalty and contain usual and customary language concerning default, post default interest, attorney’s fees and court costs.  The note shall be payable by wire transfer to an account designated in writing by Lutz or such other method of payment, address or account as Lutz shall indicate through notice to Availent in the manner provided in paragraph 9 below.

•                  As additional consideration for the loan, Availent shall, at closing, issue to Lutz Warrants to purchase 100,000 shares of Availent common stock with all such Warrants to be exercised no later than sixty (60) months following the execution date of this agreement. All the Warrants may be exercised at a price equal to ONE DOLLAR ($1.00) per share. In the event that the delayed fundings as further described in Section 1 above do not occur by reason of Lutz, all warrants granted as described herein are forfeited. In the event that the delayed fundings as further described in Section 1 above do not occur by reason of Availent, all warrants granted as described herein are retained by Lutz.

3. COLLATERAL.

•                  As collateral to secure repayment of the loan, Availent’s President, Patrick A. McGeeney (“McGeeney”), and Availent’s Vice President, Michael L. Banes (“Banes”), shall personally guarantee Availent’s obligations under this Loan Agreement and the note executed by Availent pursuant to the terms hereof to the extent, and only to the extent of their ownership interest in Availent. Such guaranty agreements shall be in forms with terms reasonably acceptable to Lutz which shall specifically contain terms or provisions obligating McGeeney and Banes to pledge 100% of their respective shares of Availent stock pursuant to stock pledge agreements and to deposit the original certificates representing ownership of such shares with a mutually agreeable Escrow Agent pursuant to the terms of an escrow agreement providing instructions to the Escrow Agent in the event of a default in Availent’s obligations pursuant to the terms of this Loan Agreement or the note. The collateral of McGeeney and Banes (except for 1,000,000 shares) shall be released by Lutz unconditionally on the date of the achievement of a Closing Price of the Availent publicly traded stock as determined by a mutually agreeable market maker. If any five (5) consecutive day average closing market price for the publicly traded common stock falls to or below sixty cents ($.60), McGeeney and Banes will pledge additional shares to guarantee that Lutz is one hundred twenty percent (120%) collateralized on the principle obligation of this agreement. The balance of the collateral (1,000,000 shares) of the McGeeney and Banes shall be released by Lutz unconditionally on the date of full repayment of the principal and all accrued and unpaid interest as defined in the Promissory Note.

4. REPRESENTATIONS AND WARRANTIES. Availent represents and warrants that the shares of stock owned by McGeeney, Banes and the Consultants covered by the stock pledge agreements referred to in paragraph 3 above consist of the following shares:

OWNER	SHARES	OWNERSHIP PERCENTAGE
McGeeney	1,684,951	18.536%
Banes	1,684,951	18.536%

5. COVENANTS. Availent covenants and agrees as follows:

A.                                   Availent covenants and agrees with Lutz that the Warrants as described in Paragraph 2 above shall be eligible for registration and sale at the option of Lutz in an SB-2 registration with the S.E.C.

B.                                     Availent further covenants and agrees with Lutz that if the stock price as determined by the closing market price for Availent’s publically traded stock as established by a mutually agreeable market maker falls to or below sixty cents ($.60) for three (3) consecutive trading days, at the option of Lutz, the collateral per Paragraph 3 above can be liquidated to and only to the extent of the outstanding and unpaid principle and accrued interest on the note. However, the Salvatore Russo / George Malina (the “Consultants”) retain the right of first refusal to purchase for the established fair market value as determined by the above mentioned the closing market price the number of shares of stock to be liquidated by Lutz.

C.                                     Availent further covenants and agrees with Lutz that if the stock price as determined by the closing market price for Availent’s publically traded stock as established by a mutually agreeable market maker falls to or below fifty cents ($.50) an any trading day, at the option of Lutz, the collateral per Paragraph 3 above can be liquidated to and only to the extent of the outstanding and unpaid principle and accrued interest on the note. However, the Consultants retain the right of first refusal to purchase for the established fair market value as determined by the above mentioned the closing market price the number of shares of stock to be liquidated by Lutz.

D.                                    Availent further covenants and agrees with Lutz that none of the loaned funds will be used to pay debt, dividends, or direct distributions to insiders (owners of 5% or more of Availent’s common stock) other than in the ordinary course of business unless authorized in writing by Lutz.

E.                                      Availent further covenants and agrees with Lutz that no stock owned by or available to insiders (owners of 5% or more of Availent’s common stock)

will be sold until full satisfaction and repayment of all principle and accrued interest of the obligation as described in Paragraphs 1 and 2 above.

F.                                      Availent further covenants and agrees with Lutz that should either additional debt or equity funding totaling $3,500,000 be received by Availent from one or many sources, immediate repayment of all obligations due Lutz as described in Paragraphs 1 and 2 above are required.

G.                                     Availent further covenants and agrees with Lutz that should Availent obtain and receive any additional debt or equity financing above $500,000 after closing and funding of the closing commitment by Lutz as further described in Section 1 above, fifteen percent (15%) of such funding received will be applied to the remaining un-funded obligation of Lutz per Section 1(c) above, if any, then to applied to the remaining un-funded obligation of Lutz per Section 1(b) above, if any, then used to satisfy any and all outstanding and unpaid principle of the Lutz funding as herein described.

H.                                    Availent further covenants and agrees with Lutz that the currently existing Key Man Life Insurance Policies on McGeeney and Banes in the face amount of $1,000,000 per individual be assigned to Lutz to the extent of the outstanding and unpaid principle and accrued interest of the note until complete satisfaction of the obligation as further described herein.

I.                                         Availent further covenants and agrees with Lutz that if any common stock warrants or options are granted or stock sold below the exercise price of the Warrants of one dollar ($1.00) per share as described herein during term of the Warrants of sixty (60) months or as long as the Warrants remain unexercised during the term, the Lutz Warrant exercise price will be adjusted to equal the grant or sale price as described above.

J.                                        Request for Registration.

(a) If the Corporation shall receive at any time after an Event of Default, a written request (each, a “REGISTRATION REQUEST”) from the Holder that the Corporation file a registration statement under the Securities Act of 1933, as amended (the “SECURITIES ACT”), covering the registration of the Pledged Securities, then the Corporation shall use all commercially reasonable efforts to effect, and in any event within sixty (60) days of the receipt of the Registration Request, the registration under the Securities Act of any and all Pledged Securities which the Holder requests to be registered. For purposes of this Agreement, the terms “register,” “registered,” and “registration” shall mean and refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(b) If the Holder intends to distribute the Pledged Securities covered by the Registration Request by means of an underwriting, the Holder shall so advise the Corporation in the Registration Request. The underwriter shall be selected by the Corporation and shall be reasonably acceptable to the Holder. In such event, the right of the Holder to include any or all Pledged Securities in such registration shall be conditioned upon the participation of the Holder in such underwriting and the inclusion of the Pledged Securities in the underwriting (unless otherwise mutually agreed by the Corporation and the Holder) to the extent provided herein. The Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If the underwriter advises the Corporation in writing that marketing factors require a limitation of the number of Pledged Shares to be underwritten, then the Corporation shall so advise the Holder, and the number of Pledged Securities that may be included in the underwriting shall be reduced accordingly or excluded as appropriate; provided, however, that the number of Pledged Securities to be included in such underwriting shall not be reduced or excluded unless and until all other securities are first entirely excluded from the underwriting.

(c) If the Corporation shall furnish to the Holder a certificate signed by the Chief Executive Officer of the Corporation stating that in the good faith judgment of the board of directors of the Corporation, it would be seriously detrimental to the Corporation and the stockholders of the Corporation for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Corporation shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the Registration Request; provided, however that the Corporation may not utilize this right more than once in any twelve - month period.

(d) The Corporation shall not be obligated to effect, or to take any action to effect:

(i) After the Corporation has effected one (1) registration and such registration has been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the good faith estimate of the Corporation of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration; provided, however, that the Corporation shall be actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii) If the Holder proposes to dispose of Pledged Securities that may be immediately registered on an effective registration statement pursuant to a Registration Request.

Obligations of the Corporation. Whenever required to effect the registration of any Pledged Securities, the Corporation shall use all commercially reasonable efforts to:

(a) Prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement with respect to such Pledged Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request(s) of an underwriter or underwriters of the Corporation and (ii) in the case of any registration of Pledged Securities on any registration statement which are intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Pledged Securities are sold; provided, however, that Rule 415, or any successor rule, under the Act, permits an offering on a continuous or delayed basis, and that applicable rules under the Act governing the obligation to file a post effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 19(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”) in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holder may reasonably request in order to facilitate the disposition of Pledged Securities owned by the Holder.

(d) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder; provided, however, that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except as may be required by the Act.

(e) In the event of any underwritten public offering, enter into and perform the obligations of the Corporation under the underwriting agreement, in usual and customary form, with the managing underwriter of such offering. If the Holder is participating in such underwriting, the Holder shall also enter into and perform the obligations of the Holder under such agreement.

(f) Notify the Holder at any time when a prospectus relating to any registration statement covering any Pledged Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then amend or supplement such registration statement and prospectus in order to correct any such misstatement or omission as soon as commercially reasonable.

(g) Cause all such Pledged Securities registered pursuant to any such registration statement to be listed on each securities exchange or national quotation system, if any, on which similar securities issued by the Corporation are then listed.

(h) Provide a transfer agent and registrar for all Pledged Securities registered pursuant to any such registration statement and a CUSIP number for all such Pledged Securities, in each case not later than the effective date of such registration.

(i) Use all commercially reasonable efforts to furnish, at the request of the Holder of Pledged Securities included in the registration, on the date that such Pledged Securities are delivered to the underwriters for sale in connection with a registration, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder requesting registration of Pledged Securities and (ii) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder requesting registration of Pledged Securities.

(j) Register the underlying common stock to be issued upon exercise of the Lutz warrants as further described herein in the SB-2 registration statement to be filed with the S.E.C also as further described herein.

Conditions Precedent.

(a) It shall be a condition precedent to the obligations of the Corporation to take any action of this Agreement with respect to the Pledged Securities of the Holder that such Holder shall furnish to the Corporation such information regarding the Holder, the Pledged Securities held by the Holder, and the intended method of disposition of such securities as shall be required to effect the registration of any such Pledged Securities of the Holder.

(b) The Corporation shall have no obligation with respect to any registration requested of this Agreement if, due to the operation of this Agreement, the number of shares or the anticipated aggregate offering price of the Pledged Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the obligation of the Corporation to initiate such registration of this Agreement, as applicable.

Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings, or qualifications Agreement, including, without limitation, all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel to the Corporation [and the reasonable fees and disbursements of one counsel for the selling Holders] shall be borne by the Corporation; provided, however, that the Corporation shall not be required to pay for any expenses of any registration proceeding begun if the Registration Request is subsequently withdrawn at the request of the Holder, in which case the Holder shall bear such expenses, unless the Holder agrees to forfeit the rights of the Holder to registration of this Agreement.

Registration Event of Default Interest Rate. If the Corporation should fail at any time for any reason or no reason to comply with the obligations of the Corporation in any material respect other than as a result of the action or inaction of the Holder, then the Holder, may increase the applicable interest rate (the “ORIGINAL INTEREST RATE”) by 0.0 basis points from 15.0% to 15.0% (the “REGISTRATION EVENT OF DEFAULT INTEREST

RATE”), on and from the date of such Event of Default (each, a “REGISTRATION EVENT OF DEFAULT”) until such date as the Corporation has complied with the obligations of the Corporation and/or cured any such Registration Event of Default, at which date the interest rate applicable to the obligations of the Corporation to the Holder under this Agreement would be revert from the Registration Event of Default Interest Rate back to the Original Interest Rate.

Penalty Interest Rate Procedures. If the Holder discovers, by reason of a notice given pursuant to this Agreement or otherwise, that the Corporation has failed to comply with the obligations of the Corporation in any material respect other than as a result of the action or inaction of the Holder, and the Registration Event of Default has caused, or is reasonably likely to cause, the Holder to suffer a Material Adverse Effect, then the Holder may deliver written notice (the “REGISTRATION EVENT OF DEFAULT NOTICE”) to the Corporation of the Registration Event of Default, which shall explain and specify the factual basis for the Registration Event of Default in reasonable detail. Notwithstanding anything in this Agreement to the contrary, the Corporation shall have the right to cure any Registration Event of Default within ten (10) Business Days following the date of receipt of the Registration Event of Default Notice by the Corporation. Upon delivery of the Registration Event of Default Notice and the failure of the Corporation to timely cure, the Holder, may increase the applicable Original Interest Rate to the Registration Event of Default Interest Rate.

6. CLOSING. Closing shall occur in Availent’s offices at a mutually agreeable date and time but no later than February       , 2003.

(i)                                     At the Closing, following execution of the closing documents, Lutz shall provide the following:

(a)                                  Evidence reasonably suitable to Availent of a wire transfer of funds or a check in the following net amount which constitute the following amounts:

1.  Net amount funded on closing date:  $250,000

(ii)                                  At the closing, Availent shall deliver to Lutz the following:

(a)                                  A promissory note dated the day of closing in the original principal sum of $500,000 bearing interest at the rate of fifteen percent (15%) per annum and being due and payable as described in paragraph 2 above and containing customary default and other provisions and be in a form reasonably acceptable to Lutz;

(b)                                 Limited Personal Guaranty of McGeeney, limited however, to shares of stock representing all his ownership interest in Availent along with a Stock Pledge Agreement covering such shares and an Escrow

Agreement executed pursuant thereto which shall reflect that the shares of stock are pledged or assigned by McGeeney to secure Availent’s obligations under this Agreement and to secure payment of the note, with such Stock Pledge Agreement and Escrow Agreement containing terms and provisions reasonably acceptable to Lutz;

(c)                                  Limited Personal Guaranty of Banes, limited however, to shares of stock representing all his ownership interest in Availent along with a Stock Pledge Agreement covering such shares and an Escrow Agreement executed pursuant thereto which shall reflect that the shares of stock are pledged or assigned by Banes to secure Availent’s obligations under this Agreement and to secure payment of the note, with such Stock Pledge Agreement and Escrow Agreement containing terms and provisions reasonably acceptable to Lutz;

(d)                                 Warrants in a form reasonably acceptable to Lutz for 225,000 total shares of Availent stock with terms described in paragraph 2 above;

(e)                                  Certificate by Availent’s Secretary or other authorized officer reflecting action taken by Availent’s Board of Directors authorizing the officer executing this Agreement to enter into this Agreement and close the transaction in accordance with the provisions hereof

7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and/or affiliates.

8. ARBITRATION; VENUE; JURISDICTION. The parties acknowledge and agree that this Agreement is being entered into in Dallas County, Texas and that venue over any disputes shall be in Dallas County, Texas and that the laws of the State of Texas shall apply to the construction, interpretation, and/or application of this Agreement. The parties agree that any disputes that may arise, excluding anything relating to funded principal and accrued interest thereon, concerning the construction, interpretation or application of this Agreement which cannot be amicably resolved between the parties shall be resolved through mandatory arbitration conducted by three arbitrators in accordance with the rules and pursuant to the administration of the American Arbitration Association. Such arbitration shall be conducted in Dallas County, Texas and shall be final and binding upon the parties. Any party seeking to reduce an award to a final judgment shall do so through initiating litigation in a Dallas County Judicial District Court located in Dallas County, Texas.

9. NOTICES. All notices required by this Agreement shall be effective if provided in writing and mailed to the other party by certified mail, return receipt requested to the following address or such other address as either party may provide to the other party in writing in the manner required by this paragraph:

A. IF TO LUTZ

Bobby Lutz

17300 Dallas Parkway

Suite 3050

Dallas, Texas 75248

B. IF TO AVAILENT:

Mr. Patrick A. McGeeney, President

Availent Financial, Inc.

2720 Stemmons Freeway, South Tower

Suite 600

Dallas, Texas 75207

10. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, any of which shall be deemed an original.

This Agreement is entered into on this the 12th day of February, 2003.

BOBBY LUTZ, an individual

By:	/s/ BOBBY LUTZ

AVAILENT FINANCIAL, INC.,
a Delaware Corporation

By:	/s/ PATRICK A. MCGEENEY
Patrick A. McGeeney, President